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                                  EXHIBIT 4.4


                                                            BRANCH # OR RC#
                            PARTICIPATION ELECTION          EMP. #  SS#
                         FOR THE 1996 - 1997 PLAN YEAR      NAME
                                                            ADDRESS



     INSTRUCTIONS: Under the Safety-Kleen Corp. Employee Stock Purchase Plan, you have the right to purchase Safety-Kleen common stock at a discount from its market price. If you elect to participate this year, you will be entitled to purchase stock at the lower of U.S. $____________ per share (which is 90% of the closing price per share for Safety-Kleen common stock on the New York Stock Exchange on June 3, 1996), except that if the closing price for Safety-Kleen stock is lower on June 30, 1997 than it was on June 3, 1996, then your contributions will be used to purchase Safety-Kleen common stock at a price per share equal to 90% of that lower closing price.

     If you decide to participate in the Plan this year, you have the right to decide how much you wish to contribute to the plan subject to the following limitations:


     You must commit to contribute at least $104

     The maximum amount you can contribute is          U.S.$
                                                            -------------

     Any contribution you make will be deducted from your pay in equal amounts on every payday during the 52 week period beginning with you first payday after July 15, 1996. If, for example, you elected to contribute the maximum amount indicated above, the amount deducted from your pay every payday for the plan would be

                                      Every Payday     U.S.$
                                                            -------------

                                   Final Deduction     U.S.$
                                                            -------------

     Shares purchased with your contributions will be issued to you on July 10, 1997. You should receive your certificate about August 1, 1997.

     There is no obligation to participate in the Plan. If you decide NOT to participate this year, you can decide to participate in any later year that the Plan remains in operation and you remain employed by Safety-Kleen.
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PLEASE MAKE ONE OF THE FOLLOWING DECISIONS:

     [_] Participation Commitment: I commit to participate in the Safety-Kleen 1995 Employee Stock Purchase Plan this year and authorize the following total amount to be deducted from my pay in equal installments during the 52 week period beginning with the first pay day after July 15, 1996:


                                  Total Commitment  U.S.$
                                                         ---------------


     [_] ELECTION NOT TO PARTICIPATE: I confirm that I have decided NOT to participate in the Safety-Kleen 1995 Employee Stock Purchase Plan during the 1996-1997 plan year.


     By signing this form, I confirm that I have received a copy of the new Safety-Kleen 1995 Employee Stock Purchase Plan and a copy of the Information Statement dated June 3, 1996 providing information about the Plan. I understand and agree that the Plan contains terms which control my rights to purchase stock under the Plan.


               --------------------------------------------
               (Signature)

               --------------------------------------------
               (Date)
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[LOGO]

                                 INSTRUCTIONS:

     In order to be entitled to participate this plan year, you must complete this commitment and deliver it not later than June 30, 1996 to:

                              SAFETY-KLEEN CORP.
                        FINANCIAL RELATIONS DEPARTMENT
                            1000 NORTH RANDALL ROAD
                          ELGIN, ILLINOIS 60123-7657

     If you elect to participate this year, you must complete the participation commitment included with this package. You should fill in the blank in the participation commitment to indicate the total amount you want to contribute this plan year. Safety-Kleen will divide the total amount you put in the blank into equal installments and deduct one installment from each paycheck you receive during the 52 week period beginning with your first payday occurring on or after July 15, 1996.

     Your contributions will be used to purchase Safety-Kleen Common Stock at a 10% discount from the closing price for Safety-Kleen stock on June 3, 1996. Please note that the plan has been revised so that if the market price for Safety-Kleen stock drops during the 52 week period while your deductions are being made, your purchase price will also drop: in that case your purchase price will be equal to 90% of the closing price for Safety-Kleen stock on June 30, 1997.

     If you decide to participate this year, you will have the right to terminate your commitment at any time up to May 31, 1997. Your termination will be effective upon delivery of a written notice of termination to the Financial Relations Department, at the address given to you above. Within 60 days after your termination notice is received, Safety-Kleen will refund to you all deductions from your pay made under this participation commitment but you will not receive any interest on the amount refunded. If your written termination notice is not received on or before May 31, 1997 at the place specified above, you will lose the right to terminate your commitment, and your contributions will be used to purchase Safety-Kleen shares at the price indicated on the reverse side.

     There is no obligation to participate in the Plan. If you do not wish to participate this year, please check the "Election Not to Participate" on the reverse side of this form, sign the form and return it to Safety-Kleen.

     If Safety-Kleen does not receive a completed election from you at the place indicated above on or before June 30, 1996, you will lose your right to participate in the plan during the 1996-1997 plan year. In other words, the effect of doing nothing will be to give up your right to buy stock at a discount during the 1996-1997 plan year.
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     If you have any questions about how much you may contribute per week or other questions about the Plan, please contact:


                         JUDY BADGEROW AT 847/468-2309
                                      OR
                          JOHN MILLER AT 847/468-2283


     This document is hereby designated as part of a prospectus under the Securities Act of 1933 covering the shares issuable under the Safety-Kleen 1995 Employee Stock Purchase Plan.